Exhibit 5.1

Karen E. Deschaine
+1 858 550 6088
kdeschaine@cooley.com

September 22, 2020

Protara Therapeutics, Inc.

1 Little West 12th Street

New York, New York 10014

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Protara Therapeutics, Inc., a Delaware corporation (the “Company”), of (i) up to 5,290,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including up to 690,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares, pursuant to that certain Common Stock Underwriting Agreement (the “Common Agreement”), dated September 22, 2020, by and among the Company and the underwriters named therein, and pursuant to a Registration Statement on Form S-3 (Registration No. 333-238273) (the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”),the Registration Statement on Form S-3 (File No. 333-248964) filed with the Commission pursuant to Rule 462(b) under the Act (together with the Initial Registration Statement, the “Registration Statements”), the prospectus included in the Initial Registration Statement (the “Base Prospectus”) and the prospectus supplement, dated September 22, 2020, related to the Common Shares, as filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Common Prospectus”) and (ii) 4,148 shares (the “Preferred Shares” and collectively with the Common Shares, the “Shares”) of the Company’s Series 1 Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), which Preferred Shares will be convertible into up to 4,148,869 shares of Common Stock (the “Conversion Shares”) pursuant to that certain Preferred Stock Underwriting Agreement (together with the Common Agreement, the “Agreements”), dated September 22, 2020, by and among the Company and the underwriters named therein, and pursuant to the Registration Statements, the Base Prospectus and the prospectus supplement, dated September 22, 2020, relating to the Preferred Shares and the Conversion Shares, as filed with the Commission pursuant to Rule 424(b) under the Act (together with the Common Prospectus, the “Prospectuses”).

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121-1909
t: (858) 550-6000 f: (858) 550-6420 cooley.com

September 22, 2020

In connection with this opinion, we have examined and relied upon the Registration Statements, the Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Agreements and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery by all persons other than the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion below, with respect to the Conversion Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company, including the Conversion Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Preferred Stock, cause the Preferred Shares to be convertible for more shares of Common Stock than the number that then remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold in accordance with the Agreements, the Registration Statements and the Prospectuses, will be validly issued, fully paid and non-assessable and (ii) the Conversion Shares, when issued upon the conversion of the Preferred Shares in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectuses and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statements.

Very truly yours,

Cooley llp

By:	/s/ Karen E. Deschaine
Karen E. Deschaine

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121-1909

t: (858) 550-6000 f: (858) 550-6420 cooley.com